EXHIBIT 10(p)

FORM OF

PERFORMANCE SHARE GRANT AGREEMENT

Dated:            , 200X

To: «FirstName» «LastName»

Pursuant to Handleman Company’s 2001 Stock Option and Incentive Plan (the “Plan”), Handleman Company (the “Corporation”) hereby grants you the right to receive shares (“shares”) of the Corporation’s common stock upon the terms of this Agreement and the Plan, which Plan, as it may be amended from time to time, is made a part of and incorporated by reference into this Agreement and is available upon request.

1.	Your right to receive shares, and the number of shares you may receive, under this Agreement shall be contingent upon achievement of the following performance goals:

(i)	If Free Cash Flow (defined below) for the Performance Period (defined below) is less than the XXth percentile of Free Cash Flow for the Peer Group (defined below), you shall not be entitled to receive any shares under this Agreement.

(ii)	If Free Cash Flow for the Performance Period is equal to or greater than the XXth percentile, but less than the XXth percentile of Free Cash Flow for the Peer Group, the number of shares you may receive under this Agreement shall equal the sum of (i) fifty percent (50%) plus (ii) the product of 50% multiplied by a percentage determined based upon where the Company’s actual Free Cash Flow performance is within the range between the XXth percentile and the XXth percentile of Free Cash Flow for the Peer Group, calculated linearly, multiplied by the Target number of shares (see Exhibit 1).

(iii)	If Free Cash Flow for the Performance Period is equal to or greater than the XXth percentile, but less than the XXth percentile of Free Cash Flow for the Peer Group, the number of shares you may receive under this Agreement shall equal the sum of (i) one hundred percent (100%) plus (ii) the product of 50% multiplied by a percentage determined based upon where the Company’s actual Free Cash Flow performance is within the range between the XXth percentile and XXth percentile of Free Cash Flow for the Peer Group, calculated linearly, multiplied by the Target number of shares (see Exhibit 1).

(iv)	If Free Cash Flow for the Performance Period is equal to or greater than XXth percentile of Free Cash Flow for the Peer Group, the number of shares you may receive under this Agreement shall equal one hundred fifty percent (150%) of the Target Number.

For the purposes of this Agreement Free Cash Flow is defined as:

Cash Flow from Operations minus Capital Expenditures plus Gains/ (minus losses) from disposition of Property & Equipment

Sales

Performance Period – The performance period for this Agreement shall be the three fiscal year period running from             , 200X to             , 200X.

Peer Group – The peer group is made up of 25 companies listed on Exhibit 2.

Handleman Company Free Cash Flow will be compared to Peer Group Free Cash Flow, with performance levels at the XXth , XXth and XXth percentiles within the Peer Group representing Threshold, Target and Maximum, respectively. The Target Number of shares applicable to this Agreement shall be «M 2004 Shares» shares.

2.	Notwithstanding the foregoing, unless otherwise determined by the Committee (as defined in the Plan), you shall not be entitled to receive any shares under this Agreement unless you remain in the employ of the Corporation or a Subsidiary (as defined in the Plan) for the entire duration of the Performance Period.

3.	Unless otherwise determined by the Committee in accordance with the Plan, you shall not have any right to receive any shares under this Agreement until after (i) release by the Corporation of its audited consolidated financial statements for the last fiscal year of the Performance Period, and (ii) certification by the Committee that a performance goal set forth in Paragraph 1 of this Agreement has been achieved. Your right to receive shares under this Agreement is further conditioned upon your providing to the Corporation the representation required by Paragraph 19 of the Plan, if the shares have not been registered under an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

4.	Shares which you are entitled to receive under this Agreement shall be issued to you without payment of any consideration by you. You shall have no rights or privileges of a shareholder of the Corporation in respect of shares issuable to you under this Agreement unless and until certificates representing such shares shall have been issued.

5.	In the discretion of the Committee and subject to the terms of the Plan, in lieu of issuing all or a portion of the shares you are entitled to receive pursuant to this Agreement, the Corporation may pay you cash in an amount based upon the then fair market value of the shares.

6.	Nothing contained in this Agreement or in the Plan, nor any action taken by the Committee, shall confer upon you any right with respect to continuation of your employment by the Corporation or any Subsidiary, nor interfere in any way with the right of the Corporation or a Subsidiary to terminate your employment at any time, and your employment is and shall remain employment at will, unless otherwise provided pursuant to a written employment agreement between you and the Corporation or a Subsidiary.

7.	If, upon or as a result of your receipt of shares (or cash in lieu of shares) under this Agreement, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, you will reimburse the Corporation or Subsidiary for such tax withholding by means of paying such amount to the Corporation or by such other means as may be permitted by the Committee in accordance with the Plan.

8.	Neither this Agreement, nor any rights under this Agreement, may be transferred by you otherwise than by will or by the laws of descent and distribution.

9.	The Committee shall have the right to resolve all questions which may arise in connection with this Agreement and the Plan. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement and the Plan shall be final, binding and conclusive.

Very Truly Yours,	The above is agreed to and accepted by:

HANDLEMAN COMPANY,
a Michigan corporation

By:	/s/ Stephen Strome
	Stephen Strome	«FirstName» «LastName»

Its:	CEO/Chairman of the Board	Dated:

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